UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Presstek, Inc.
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PRESSTEK, INC.
55 Executive Drive
Hudson, New Hampshire 03051
May 1, 2006
Dear Fellow Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on Wednesday, June 7, 2006 at 9:00 A.M. local time, at The Marriott Boston Copley Place, 110 Huntington Avenue, Boston, MA 02116.

The Notice of Annual Meeting and Proxy Statement that follow describe the business to be conducted at the meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, we urge you to complete, sign, date and return your proxy card in the envelope provided. You may also complete a proxy by telephone or via the Internet in accordance with the instructions listed on the proxy card. If the address on the accompanying material is incorrect, please inform our Transfer Agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place South, 8th Floor, New York, NY 10004.

Your vote is very important, and we will appreciate a prompt return of your proxy by mail, telephone or the Internet. We hope to see you at the meeting.

Cordially,

Edward J. Marino
President and
Chief Executive Officer

Moosa E. Moosa
Executive Vice President and
Chief Financial Officer

PRESSTEK, INC.
55 Executive Drive, Hudson, New Hampshire 03051
Telephone: (603) 595-7000
Fax: (603) 595-2602

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 7, 2006 at 9:00 A.M.

To the Stockholders of PRESSTEK, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Presstek, Inc. (the “Company” or “Presstek”) will be held on Wednesday, June 7, 2006, at 9:00 A.M. local time, at The Marriott Boston Copley Place, 110 Huntington Avenue, Boston, MA 02116, to consider and to vote upon the following proposals:

1.	To elect eight (8) Directors to serve until the next annual meeting of stockholders;

2.	To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2006; and

3.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 17, 2006, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournment or postponement thereof.

By order of the Board of Directors,

Edward J. Marino
President and Chief Executive Officer

Moosa E. Moosa
Executive Vice President and
Chief Financial Officer
May 1, 2006

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. YOU MAY ALSO COMPLETE A PROXY BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS LISTED ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO EXERCISE AS SET FORTH HEREIN, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PRESSTEK, INC.

 PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 7, 2006

This proxy statement is being furnished to holders of common stock, $.01 par value per share (the “Common Stock”) of Presstek, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the annual meeting of the Company’s stockholders to be held on Wednesday, June 7, 2006, at 9:00 A.M. local time, and at any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is to be held at The Marriott Boston Copley Place, 110 Huntington Avenue, Boston, MA 02116. The Company’s Annual Report on Form 10-K, containing audited consolidated financial statements for the fiscal year ended December 31, 2005, is being mailed contemporaneously with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 1, 2006.

The purpose of the Annual Meeting is to consider and vote on the following proposals:

1.	To elect eight (8) Directors to serve until the next annual meeting of stockholders;

2.	To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2006; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The address and telephone number of the principal executive office of the Company are:

55 Executive Drive
Hudson, New Hampshire 03051
(603) 595-7000

OUTSTANDING STOCK AND VOTING RIGHTS

The Board has fixed the close of business on April 17, 2006 as the record date (the “Record Date”) for the determination of the Company’s stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 35,541,965 shares of the Company’s Common Stock were issued and outstanding. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

Proxies in the accompanying form, properly executed and returned to the management of the Company by mail, telephone or the Internet, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notice of revocation of the proxy delivered to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock as of the Record Date, is necessary to establish a quorum for the transaction of business at the Annual Meeting. The directors will be elected by the affirmative vote of a plurality in voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. All other matters at the meeting will be decided by the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of Common Stock will be entitled to one vote per share of Common Stock held by such holder. Votes will be counted and certified by one or more Inspector(s) of Election who are appointed by the Company to serve in that capacity. In accordance with Delaware General Corporation Law, abstentions and “broker non-votes” (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the Annual Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter.

The proxies received by the management of the Company will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies which are executed but which do not contain specific instructions will be voted FOR the matter in question.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until a successor is elected and qualified or until the director’s earlier resignation or removal.

The Board currently consists of eight (8) directors. The Board has nominated and recommended to the stockholders that the eight (8) persons listed below be elected to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal. The proxies granted by stockholders will be voted for the election, as directors of the Company, of such persons listed below, unless a proxy specifies that it is not to be voted in favor of a particular nominee. Proxies cannot be voted for a greater number of persons than the number of nominees listed below. In the event any of the nominees listed below are unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board. Each of the persons named below has indicated to the Board that he or she will be available to serve, and the Board knows of no reason why such nominee is unwilling or unable to serve.

Name of Nominee	Age	Position

Edward J. Marino	55	President and Chief Executive Officer, Director
John W. Dreyer	68	Lead Director
Daniel S. Ebenstein	63	Director
Dr. Lawrence Howard	53	Director
Michael D. Moffitt	66	Director
Brian F. Mullaney	46	Director
Steven N. Rappaport	57	Director
Donald C. Waite, III	64	Director

The information below sets forth for each nominee, such person’s principal occupation during the past five years, and certain other information.

Edward J. Marino was appointed President and Chief Executive Officer of the Company in April 2002. He has been a director of the Company since November 1999. From January 2000 to April 2002, Mr. Marino was President and Chief Executive Officer of Lightning Source, Inc., an electronic publishing firm. From January 1997 to October 1999, he served as President of Danka Services International, an international provider of document management outsourcing services. From April 1990 to January 1997, he served as Vice President of U.S. Sales and Operations for the Professional Imaging division of Eastman Kodak Company.

John W. Dreyer has been a director of the Company since February 1996 and the Company’s Lead Director since March 2005. Mr. Dreyer was employed by Pitman Company (“Pitman”), one of the largest graphic arts and image suppliers in the United States, from 1965 until his retirement on December 31, 2000. Mr. Dreyer served as Pitman’s President from 1977 to 1999, and also served as its Chief Executive Officer and Chairman of the Board from 1978 until his retirement. Mr. Dreyer was also a director of Applied Graphics Technologies Inc. (“AGT”), a publicly traded company until October 2003. Mr. Dreyer resigned from AGT’s board of directors on October 10, 2003.

Daniel S. Ebenstein has been a director of the Company since November 1999. Since 1968, Mr. Ebenstein has been practicing intellectual property law at the New York law firm of Amster, Rothstein & Ebenstein and has been a partner of that firm since 1972.

Dr. Lawrence Howard, a founder of the Company, has been a director of the Company since November 1987 and served as Vice Chairman of the Board from November 1992 to February 1996. He served as Chief Executive Officer and Treasurer of the Company from June 1988 to June 1993, as President of the Company from June 1988 to November 1992, and Vice President of the Company from October 1987 to June 1988. Since March 1997, Dr. Howard has been a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P., a limited partnership that is qualified as a small business investment company (“HVP”). Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November of 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P.

Michael D. Moffitt has been a director of the Company since July 2000. From March 1989 to the present, Mr. Moffitt has been employed as a consultant and an investment adviser. From February 2000 to July 2001, Mr. Moffitt was employed as President and Chief Operating Officer of Solar Communications, Inc., a printing and direct marketing service firm. From August 1994 to January 1999, Mr. Moffitt was employed as President and Chief Executive Officer of Century Graphics, a retail insert printing company. From March 1987 to March 1989, Mr. Moffitt was employed as Director of Information Services at Arthur D. Little, Inc. Mr. Moffitt was employed by R.R. Donnelley & Sons Company for 22 years in a variety of management roles, including Senior Vice President, Electronic Graphics Group.

Brian F. Mullaney has been a director of the Company since October 2005. Mr. Mullaney is a founding director of The Smile Train, the world's largest non-profit cleft lip and palate surgery organization, and has been the president of the organization since June, 2005. In 1992, Mr. Mullaney founded Operation Smile, a non-profit organization that provides free surgery for indigent American children. In January of 1990, Mr. Mullaney founded Schell/Mullaney Advertising, a high-tech marketing agency where he served as Chief Executive Officer until it was sold to CKS, a publicly-held interactive advertising agency in July of 1996. From 1985 until 1989 Mr. Mullaney served as Senior Vice President, Creative Director at J. Walter Thompson, and from 1983 until 1985, Mr. Mullaney was Vice President, Creative Director at Young & Rubicam.

Steven N. Rappaport has been a director of the Company since November 2003. Since July 2002, Mr. Rappaport has been a partner of RZ Capital, LLC, a private investment firm that also provides administrative services for a limited number of clients. From March 1995 to July 2002, Mr. Rappaport was Director, President and Principal of Loanet, Inc., an online real-time accounting service used by brokers and institutions to support domestic and international securities borrowing and lending activities. Loanet, Inc. was acquired by Sunguard Data Systems in May 2001. From March 1992 to December 1994, Mr. Rappaport was Executive Vice President of Metallurg, Inc. and President of Metallurg’s subsidiary, Shieldalloy Corporation. He served as Director of Metallurg, Inc. from 1985 to 1998. From March 1987 to March 1992, Mr. Rappaport was Director, Executive Vice President and Secretary of Telerate, Inc., an electronic distributor of financial information. Telerate was acquired by Dow Jones over a number of years commencing in 1985 and culminating in January 1990, when it became a wholly owned subsidiary. Mr. Rappaport practiced corporate and tax law at the New York law firm of Hartman & Craven from August 1974 to March 1987. He became a partner in the firm in 1979. Mr. Rappaport is currently serving as an independent director and audit committee member with respect to a number of investment portfolios, of which Credit Suisse serves as the investment adviser under the Investment Companies Act of 1940.  Twenty one of the funds are open-end funds and Mr. Rappaport is the Chairman of these funds.  Seven of the funds are closed-end funds, whose shares are currently listed on the New York Stock Exchange.  Mr. Rappaport also serves as a director on a number of for-profit private businesses.

Donald C. Waite, III has been a director of the Company since July 2002. Since February 2002, Mr. Waite has been the Director of the Executives-in-Residence Program and an Adjunct Professor at Columbia Graduate School of Business. Mr. Waite was employed as an executive with McKinsey & Company, an international management consulting firm, from 1966 until his retirement in February 2002. He remains a member of the McKinsey Investment Committee. From June 1996 to February 2002, Mr. Waite was one of the three members of McKinsey’s Office of the Managing Director, and Chairman of McKinsey’s Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and a member of the board of directors of Guardian Life Insurance Company of America.

The Board of Directors, in accordance with Nasdaq Marketplace Rule 4200(a)(15), has determined that, as of January 1, 2006, each of the following individuals nominated to be a Director would qualify as an “independent director” as such term is defined in the Rule: Messrs. Dreyer, Ebenstein, Moffitt, Mullaney, Rappaport and Waite and Dr. Howard, and that each of these individuals would meet the independence requirements applicable to those committees prescribed by Nasdaq, the Securities and Exchange Commission (“SEC”) and/or the Internal Revenue Service. The Board of Directors has further determined that, if elected, Mr. Rappaport would be an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS.

COMPENSATION OF DIRECTORS

On April 7, 2005, the Board voted to revise the Board compensation arrangement for non-employee directors, effective for fiscal 2005 (the “2005 Arrangement”). Pursuant to the 2005 Arrangement, and effective July 1, 2005, each non-employee director of the Company, in his capacity as such and in addition to reimbursement of applicable expenses, received:

1.	A $22,500 annual retainer paid on the first day of July, or a pro-rata portion thereof for Directors appointed after July 1 of a given year;

2.
Compensation for attendance at meetings in the amount of: (i) $1,500 for each in-person meeting of the Board; (ii) $500 for each telephonic meeting of the Board; (iii) $1,000 for each meeting of the Compensation and Stock Plan Committee and Nominating and Corporate Governance Committee; (iv) $1,500 for each meeting of the Audit Committee; and (v) $500 for each meeting of other committees of the Board. The Chairman of the Audit Committee also received an annual retainer of $7,500, paid on the first day of July each year during his term. Compensation for meeting attendance was paid to non-employee directors on a quarterly basis;

3.
Upon joining the Board, each new non-employee director was granted an option to purchase 25,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Common Stock on the date the option was granted. These options were to be fully exercisable on the first anniversary of the date of grant; and

4.
On the first business day of July, each non-employee director was granted an option to purchase 15,000 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on that date. These options were to be fully exercisable on the first anniversary of the date of grant.

Prior to the adoption by the Board of the 2005 Arrangement, in accordance with the arrangement in effect prior to July 1, 2005 (the “Previous Arrangement”) each non-employee director of the Company, in his or her capacity as such and in addition to reimbursement of applicable expenses, was entitled to receive:

1.	A $10,000 annual retainer paid on the first day of July, or a pro-rata portion thereof for Directors appointed after July 1 of a given year;

2.
Compensation for attendance at meetings in the amount of: (i) $1,000 for each in-person meeting of the Board; (ii) $500 for each telephonic meeting of the Board; and (iii) $500 for each meeting of each of the committees of the Board. The Chairman of the Audit Committee also received an annual retainer of $7,500, to be paid on the first day of July each year during his term. Compensation for meeting attendance was paid to non-employee directors on a quarterly basis;

3.
Upon joining the Board, each new non-employee director was granted an option to purchase 25,000 shares of the Company’s Common Stock at an exercise price per share equal to the closing price of the Common Stock on the date the option was granted. These options were fully exercisable on the first anniversary of the date of grant; and

4.
On the first business day of July, each non-employee director was to be granted an option to purchase 7,500 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on that date. These options were fully exercisable on the first anniversary of the date of grant.

At a meeting of the Board held on December 12, 2005, the Board voted to vest all unvested options issued by the Company to all Directors, officers and employees, as of and effective December 31, 2005. Therefore, the 15,000 options granted to each non-employee director on July 1, 2005, which were scheduled to vest on July 1, 2006, as well as the 25,000 options granted to Mr. Mullaney upon his appointment to the Board, which were to vest on October 19, 2006, vested on December 31, 2005.

During 2005, the Board also created the position of Lead Director, to be selected from among the directors serving on the Board. The Lead Director assists the Board in managing, coordinating and responding to issues relating to corporate governance, setting meeting agendas and other related corporate matters. Additionally, the Lead Director serves as an advisor to the Chief Executive Officer and the Board with respect to the strategic direction and business goals of the Company, and acts as the primary liaison between the Company’s management and the Board. On March 21, 2005, the Board appointed John W. Dreyer to serve as Lead Director. Upon his appointment as Lead Director, Mr. Dreyer received a $10,000 fee for the period from March 21, 2005 to the annual meeting of stockholders in 2005, and also received additional fully vested options to purchase 50,000 shares of the Company’s Common Stock pursuant to the Company’s 2003 Stock Option and Incentive Plan (the “2003 Plan”) at an exercise price of $7.74 per share, the closing price of the Common Stock on the date of grant. Upon his reelection at the annual meeting of stockholders in 2005 as a director and upon his subsequent re-appointment by the Board as Lead Director, Mr. Dreyer received a payment of $50,000 representing the annual fee for his new term as Lead Director, in addition to continuing to receive all director compensation customarily paid by the Company to its non-employee directors.

Including, and in addition to, the option grants described herein, directors of the Company are generally eligible to be granted stock options or stock-based awards under the 2003 Plan. The Board or the Compensation Committee has discretion to determine the number of shares subject to each award, the exercise price and other terms and conditions thereof. The 2003 Plan provides for the grant of any or all of the following types of awards: (i) stock options; (ii) stock issuances; and (iii) other equity interests in the Company. Awards may be granted singly, in contribution, or in tandem, as determined by the Board or the Compensation Committee. In fiscal 2005, except as provided above, no such additional grants of options were made.

The following table sets forth the cash compensation earned and options to purchase Common Stock granted to all person who served in the capacity as a non-employee director of the Company in fiscal 2005:

Director	Cash Compensation	Stock Options

John W. Dreyer	$74,167 (1)	65,000	(2)
Daniel S. Ebenstein	$33,000 (3)	15,000
Dr. Lawrence Howard	$46,500 (4)	15,000
Michael D. Moffitt	$33,700 (5)	15,000
Brian F. Mullaney	$18,000 (6)	25,000	(7)
Steven N. Rappaport	$54,500 (8)	15,000
Donald C. Waite, III	$46,000 (9)	15,000

(1)	Does not include $3,500 paid in 2005 for fees earned in fiscal 2004, but does include $3,000 paid in 2006 for fees earned in fiscal 2005.
(2)	Includes options to purchase 50,000 shares of the Company’s Common Stock that Mr. Dreyer received as Lead Director.
(3)	Does not include $1,000 paid in 2005 for fees earned in fiscal 2004, but does include $4,000 paid in 2006 for fees earned in fiscal 2005.
(4)	Does not include $5,000 paid in 2005 for fees earned in fiscal 2004, but does include $10,000 paid in 2006 for fees earned in fiscal 2005.
(5)	Does not include $1,000 paid in 2005 for fees earned in fiscal 2004, but does include $3,000 paid in 2006 for fees earned in fiscal 2005.
(6)	Includes $18,000 paid in 2006 for fees earned in fiscal 2005. Mr.Mullaney was appointed to the Board on October 7, 2005.
(7)
Pursuant to the 2005 Arrangement, Mr. Mullaney received an initial grant of options to purchase 25,000 shares of Company Common Stock at an exercise price per share equal to the closing price of the Common Stock on the date the option was granted.

(8)	Does not include $2,500 paid in 2005 for fees earned in fiscal 2004, but does include $10,000 paid in 2006 for fees earned in fiscal 2005.
(9)	Does not include $2,500 paid in 2005 for fees earned in fiscal 2004, but does include $9,000 paid in 2006 for fees earned in fiscal 2005.

See also “Certain Relationships and Related Transactions”, on page 15.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2005, the Board of Directors held eight meetings. During the year, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings of all committees on which they served. Additionally, all of the directors attended the annual meeting of shareholders in 2005. Directors are encouraged to attend the annual meeting of shareholders but are not required to do so.

The Company has a Nominating and Corporate Governance Committee of the Board, which is comprised of Mr. Dreyer as Chair and Messrs. Ebenstein and Waite. Prior to June 6, 2005, the Nominating and Corporate Governance Committee was comprised of Mr. Waite as Chair and Messrs. Dreyer and Rappaport. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2005. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s Web site at http://www.presstek.com.

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board and is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as age, understanding of and achievements in manufacturing, technology, finance and marketing, international experience and culture. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also reviews the functions of the Company’s senior executives and recommends any changes it believes are necessary.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. In fiscal year 2005, Presstek did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Mr. Mullaney was nominated for Board membership by a non-employee Director. The Nominating and Corporate Governance Committee will consider candidates proposed by stockholders, and has from time to time received unsolicited candidate proposals from stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as used for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to the Company’s Secretary, Moosa E. Moosa, via e-mail at corporatecounsel@presstek.com, by fax to (603) 595-2602 or by mail to Presstek, Inc., 55 Executive Drive, Hudson, New Hampshire 03051.

The Company has a Compensation and Stock Plan Committee of the Board (the “Compensation Committee”), which is currently comprised of Dr. Howard as Chair and Messrs. Ebenstein and Rappaport. Prior to June 6, 2005, the Compensation Committee was comprised of Mr. Dreyer as Chair and Dr. Howard. The Compensation Committee held one formal meeting during the fiscal year ended December 31, 2005, and on other occasions during 2005 acted through unanimous consent in lieu of a formal meeting . The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Web site at http://www.presstek.com.

The Compensation Committee sets the compensation of the executive officers of the Company and makes recommendations to the Board regarding the compensation of the members of the Board. Each of the actions of the Compensation Committee taken in fiscal year 2005 was ratified by the Board.

During fiscal 2005, among other things, the Compensation Committee structured the terms of compensation for Edward J. Marino and Moosa E. Moosa and reviewed the compensation for Michael McCarthy. In December, 2005, the Compensation Committee recommended to the Board that each of the unvested options that had been granted in the past to each director, officer and employee of the Company be fully vested and become exercisable as of December 31, 2005. At a meeting of the Board held on December 12, 2005, the Board voted to vest all unvested options issued by the Company to all Directors, officers and employees, as of and effective December 31, 2005.

The Company has and will continue to have an Audit Committee of the Board established in accordance with section 3(a)(58)(A) of the Securities Act of 1934, as amended. The Audit Committee, which oversees the audit and financial procedures of the Company, is directly responsible for the appointment, compensation, retention and oversight of the outside auditors, and handles any complaints related to internal accounting procedures. The Audit Committee is currently comprised of Mr. Rappaport as Chair, Dr. Howard and Mr.  Waite, each of whom can read and understand fundamental financial statements and none of whom participated in the preparation of the Company’s financial statements during the past three years. Prior to June 6, 2005, the Audit Committee was comprised of Dr. Howard as Chair, and Messrs. Rappaport and Waite. The Audit Committee held ten meetings during the fiscal year ended December 31, 2005. The Audit Committee operates under a written charter adopted and annually assessed for adequacy by the Board, which is available on the Company’s Web site at http://www.presstek.com. Specifically, the Audit Committee, among other things: (i) reviews and discusses with management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of the Company, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act; (ii) selects and evaluates the performance of the Company’s independent registered public accounting firm; (iii) reviews and discusses with management and the independent registered public accounting firm the results of the year-end audit of the Company; and (iv) reviews and discusses with management and the independent registered public accounting firm the accounting policies of the Company and the Company’s compliance with generally accepted accounting principles in the United States of America, as well as certain legal and regulatory requirements.

BOARD OF DIRECTORS AND COMMITTEE INDEPENDENCE

As of June 6, 2005, the Board determined that each of the following directors was an “independent director” as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): Messrs. Dreyer, Ebenstein, Rappaport and Waite and Dr. Howard. The Board of Directors also determined that each member of the three committees of the Board met the independence requirements applicable to those committees prescribed by Nasdaq, the Securities and Exchange Commission (“SEC”) and/or the Internal Revenue Service. The Board of Directors further determined that Mr. Rappaport is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

COMMUNICATIONS WITH THE BOARD

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Web site at http://www.presstek.com.

COMPENSATION AND STOCK PLAN COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The Compensation and Stock Plan Committee of the Board is currently comprised of Dr. Howard, as Chair, and Members Messrs. Ebenstein and Rappaport, each of whom has been deemed by the Board to be an independent director. During the fiscal year ended December 31, 2005, none of the executive officers of the Company has served on the board of directors or the compensation committee of any other entity, any of which entity’s officers has served on the Compensation and Stock Plan Committee or Board of the Company.

Mr. Ebenstein, who has been a director of the Company since November 1999, is a partner of the law firm of Amster, Rothstein & Ebenstein LLP, and shares in the profits of that firm. During the fiscal year ended December 31, 2005, the Company made payments to the law firm of Amster, Rothstein & Ebenstein for legal fees and expenses.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive officers serve at the discretion of the Board and until their successors have been duly elected and qualified or until their earlier resignation or removal. The current executive officers and key employees of the Company are:

Name	Age	Position
Edward J. Marino*	55	President, Chief Executive Officer, Director
Moosa E. Moosa*	48	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
G. Michael McCarthy**	51	Senior Vice President, Operations
Peter A. Bouchard**	42	Vice President, Marketing
Joseph Musgrave***	44	Vice President, North American Service
A. Emile Tabassi***	55	Vice President, North American Sales
Eugene L. Langlais, III***	61	Vice President and Chief Technologist
Ronald T. Cardone***	50	Chief Information Officer
Mark McElhinney***	39	President, Lasertel, Inc.+
Quentin C. Baum**	51	Managing Director, Presstek Europe Limited+

*	Current executive officers of the Company.
**
Current officers of the Company or its major subsidiaries that the Company does not consider among its executive officers, but which could be deemed to qualify as such under SEC rules. Accordingly such officers are designated as executive officers only for the purposes of the Company’s SEC filing.

***	Key employees that have not been designated as executive officers of the Company by the Board.
+	A subsidiary of the Company.

Information for Mr. Marino can be found under “Election of Directors.”

Moosa E. Moosa has been Executive Vice President-Chief Financial Officer of the Company since February 2005. He was previously Vice President-Finance and Chief Financial Officer since March 2002. He was appointed Treasurer and Secretary of the Company in June 2002. From October 2000 to June 2001, Mr. Moosa was Executive Vice President, Chief Financial Officer and Treasurer at Rebar, LLC, a group of technology-based companies. From July 1996 to September 2000, Mr. Moosa served as Vice President-Finance, Treasurer and Chief Financial Officer, as well as Vice President Mergers and Acquisitions and Investor Relations, at Chemfab Corporation, a NYSE-listed multinational manufacturer of PTFE composites, engineered products and materials systems for specialized applications. From July 1992 to July 1996, Mr. Moosa served as Vice President-Finance and Chief Financial Officer at Freudenberg Nonwovens LP, a limited partnership that is engaged in the manufacture of nonwovens. Prior to July 1992, Mr. Moosa was employed by KPMG in their offices in Boston, Massachusetts, Johannesburg, South Africa and Durban, South Africa.

G. Michael McCarthy was appointed Senior Vice President, Operations in January 2005. As such, he is responsible for the company’s manufacturing, research and engineering for both Presstek and Precision Lithograining. Mr. McCarthy joined Presstek in July 2004 as Vice President of Business Integration. Prior to joining Presstek, Mr. McCarthy served as General Manager and Chief Operating Officer of Corporate Software Inc. Mr. McCarthy also served as Senior Vice President, Operations and Information Technology while at Corporate Software. After the sale of Corporate Software to Level 3 Communications, Mr. McCarthy joined the Level 3 Information Services Group. Mr. McCarthy also held various management positions at Digital Equipment Corporation, a computer manufacturing company.

Peter A. Bouchard has been the Vice President of Marketing since June of 2005, where he coordinates the marketing activities of Presstek products. Mr. Bouchard also manages critical partner relationships with the Company’s OEM partners, vendors and key customers. Until his appointment as Vice President of Marketing, Mr. Bouchard served as General Manager of Presstek’s On-Press Business Unit from January 2003. Mr. Bouchard has been with the Company since 1997 and has held the positions of World-Wide Sales Manager and General Manager of Strategic Alliances. Prior to joining Presstek, Mr. Bouchard was employed as a product manager for thermal film products at Polaroid Graphics. Additionally, he spent two years in Germany managing the development and launch of a joint development project with Linotype-Hell.

Joseph Musgrave joined the company as Vice President of North American Service in December 2004, where he is responsible for all areas of service delivery including technical support, installation services, repair services, training, parts and service contract sales. Prior to joining Presstek, Mr. Musgrave served as President and CEO of XBSS, LLC and Vice President, Global Solutions at Psion Teklogix, Inc. He was also founder of Graphic Systems Technology, Inc. which was acquired by Access Corp.

A. Emile Tabassi joined the Company as Vice President of North American Sales in April of 2005, where he oversees a continent-wide sales and support organizatoin. Prior to joining Presstek, Mr. Tabassi was employed as the Strategic Account Manager, North America for Digital Publishing Solutions at Hewlett-Packard Company. Mr. Tabassi has over 28 years of senior sales and marketing experience in the graphic arts industry, consisting of three years with Hewlett-Packard Company, three years with Indigo, and 22 years at Agfa-Gevaert Group.

Ronald T. Cardone joined the Company as Chief Information Officer in November 2005. Mr. Cardone is responsible for managing the day-to-day support of the Company’s information technology, as well as establishing the strategic direction and implementation of the Company’s internal business systems architecture. Prior to joining Presstek, Mr. Cardone served as Senior Vice President Information Services of The First Years, Inc. from 2001 to 2005. Mr. Cardone also served as Vice President Information Services for the Dorel Juvenile Group from 2000 until 2001, and served as Vice President, Information Services for Safety 1st, Inc., from 1995 to 2000, prior to its acquisition by the Dorel Juvenile Group.

Mark McElhinney was appointed President of Lasertel, Inc., the Company’s laser diode manufacturing facility in Tucson, Arizona in August 2004, where he oversees the manufacture of laser diodes and devices for the Company’s digital imaging systems, as well as semiconductor laser products for Lasertel’s external customers. In addition, he is responsible for the development and expansion of Lasertel’s external customer base. Mr. McElhinney joined Lasertel in January 2003, as Vice President of Engineering. He has over 18 years experience in the laser industry. Prior to joining Lasertel, Mr. McElhinney was the Director of Engineering at ADC in Vadnais Heights, Minnesota where he oversaw the development and manufacturing of high-power laser products. Prior to that, McElhinney was a founder and technical director of Spectracom in White Bear Lake, Minnesota. Mr. McElhinney has also worked for Pirelli Cavi in Milan, Italy; Motorola in East Kilbride, Scotland; as well as IBM UK in Greenock, Scotland.

Quentin C. Baum is Managing Director for Presstek Europe Limited where he oversees the Company’s European sales and service operations. Prior to joining Presstek, Mr. Baum was Managing Director of A.B. Dick UK Limited, a company acquired by Presstek in 2004. Mr. Baum joined A.B. Dick UK Ltd. as Sales and Marketing Director in 1994 and was promoted to General Manager and Managing Director. Prior to his employment with A.B. Dick UK Ltd., Mr. Baum worked for 17 years with AM International Limited, where he served as Marketing Manager, National Sales Manager, Director of Sales and Marketing, and finally General Manager.

Eugene L. Langlais III has been the Company’s Vice President and Chief Technologist since January 2005. From May 2002 until January 2005, Mr. Langlais served as the Company’s Vice President, Research & Development. From March 2000 until May 2002, he served as the Company’s Vice President Media Products R&D. He has also served as the Company’s Director of Technology. Mr. Langlais has over 35 years of experience in leading product development and manufacturing teams in the graphic arts industry. A surface chemist, Mr. Langlais has developed films, proofing systems, and plate products that have emphasized simple processing, operator safety, and environmental soundness. Mr. Langlais has led the teams that have developed the Company’s water-cleaned, chemistry-free Anthem plate, as well as the Company’s newest consumable product, the no-process Applause plate. Prior to joining the Company, Mr. Langlais led the R&D operations at Durolith, NAPP Systems, Sage Technology and Polaroid Graphics Imaging.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the annual and long-term compensation paid by the Company for the last three (3) fiscal years to the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives and key employees (collectively, the “Named Executives”).

Summary Compensation Table

		Annual Compensation(1)					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)(2)	Other Annual Compensation($)(3)		Securities Underlying Options(4)	All Other Compensation($)(5)

Edward J. Marino	2005	$436,546		$67,500	$75,000	(5)	150,000	$19,498
President and Chief	2004	$363,105		$105,000	$—		—	$17,603
Executive Officer	2003	$348,504		$52,500	$—		—	$17,252

Moosa E. Moosa	2005	$246,730		$50,000	$—		80,000	$17,941
Executive Vice President,	2004	$208,648		$150,000	$—		—	$17,282
Chief Financial Officer,	2003	$197,937		$45,000	$—		60,000	$17,230
Treasurer and Secretary
______________________
G. Michael McCarthy	2005	$225,094		$—	$—		110,000	$14,054
Senior Vice President,	2004	$90,006		$—	$—		—	$5,632
Operations	2003	$—		$—	$—		—	$—

Peter A. Bouchard	2005	$166,166		$37,000	$—		75,000	$10,371
Vice President,	2004	$150,010		$61,561	$—		—	$2,321
Marketing	2003	$154,494		$13,439	$—		4,600	$482

Quentin C. Baum	2005	$132,816	(6)	$52,470	$17,739		25,000	$14,455
Managing Director	2004	$24,478	(7)	$—	$—		—	$5,007
Presstek Europe	2003	$—		$—	$—		—	$—

(1)
Except as where otherwise specified, the compensation described in this table does not include medical or group life insurance or other benefits received by the Named Executives which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executives which do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)	This amount represents bonus compensation that was earned in connection with meeting certain Company objectives at the end of each fiscal year, but subsequently paid in the following year.

(3)	This amount includes deferred compensation contributed to a 409(a) plan in fiscal year 2005.

(4)	The Company did not make any restricted stock awards, grant any stock appreciation rights, or make any long-term incentive payouts during fiscal years 2005, 2004 or 2003 to the Named Executives.

(5)
This amount includes: automobile allowances, a 401(k) retirement plan contribution match by the Company for the Named Executives, life insurance policy premiums paid by the Company for the benefit of the Named Executives.

(6)	Mr. Baum is paid in British pounds sterling and these numbers reflect a conversion based on the exchange rate at December 31, 2005, and December 31, 2004 respectively.

(7)
The Company acquired the stock of Presstek Europe Limited (then called A.B. Dick UK Limited) on November 5, 2004, and these figures represent Mr. Baum’s compensation from that date to December 31, 2004.

COMPENSATION AND STOCK PLAN COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation and Stock Plan Committee of Presstek’s Board is responsible for establishing executive compensation philosophy and administering each component of the compensation program for the executive officers. The Compensation Committee reviews and makes recommendations as to compensation and benefits programs for Presstek’s executive officers, sets Chief Executive Officer and Chief Financial Officer compensation and oversees administration of certain stock and benefit plans. The Compensation Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Compensation Committee is comprised entirely of non-employee directors, each of whom is independent as defined under the Nasdaq Marketplace rules. The Compensation Committee chairperson reports on Compensation Committee actions and recommendations at Board meetings. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Compensation Committee. For the past three years, the Compensation Committee has directly engaged an outside compensation consulting firm to assist the Compensation Committee in its review of the compensation for the executive officers and directors.

All of the Named Executives, including the Chief Executive Officer, have compensation plans that provide for a base salary with a bonus, and/or where applicable, a commission plan. In each of the employment arrangements of the Named Executives, the respective Named Executive is entitled to receive a bonus up to a certain percentage of his base salary for meeting certain stated objectives. In the agreement with Mr. Marino, the bonus percentage is thirty percent (30%); in the agreements with Messrs. Moosa, McCarthy, Bouchard and Baum, the bonus percentage is forty percent (40%). Each year the Compensation Committee or the Board determines these annual objectives, and in each case, the determination as to whether the objective has been reached, and the bonus paid, is determined by the Board. If a bonus is paid, it is generally paid in the year following the year for which the annual objectives were to be attained.

Each Named Executive also receives either a monthly car allowance, or the Company purchases for them an automobile of a certain classification, depending on their respective arrangements with the Company.

Mr. Marino is also eligible to participate in an annual deferred compensation plan to which the Company contributes on a discretionary basis. The Company contributed $75,000 to Mr. Marino’s deferred compensation plan in 2005.

In addition to the cash component of their compensation plans, each Named Executive is eligible to receive equity compensation in the form of options and/or restricted stock. Of the Named Executives, only Mr. Bouchard has received stock; other Named Executives received options to purchase the Company’s Common Stock, with an exercise price equal to the fair market value. On December 13, 2005, the Board of Directors voted to vest all unvested options that had been issued to all Directors, Officers, and Employees of the Company as of December 31, 2005.

The Compensation Committee reviews each executive’s compensation annually to maintain alignment with Presstek’s goals and philosophy.

Philosophy. The Compensation Committee uses a combination of short-term (salary and annual incentives) and long-term (stock-based) compensation for Named Executives to:

•	motivate executive officers to achieve our strategic objectives;

•	align the interests of executive officers with the interests of shareholders;

•	provide competitive total compensation;

•	attract and retain highly qualified key executive officers;and

•	reward individual and corporate performance.

During 2005, the Compensation Committee reviewed Presstek’s executive compensation philosophy, with the goal of ensuring the appropriate mix of fixed and variable compensation linked to individual and corporate performance. In the course of this review, the Compensation Committee sought the advice and input of both Presstek management and an outside compensation consultant to review and provide guidance and recommendations on appropriate compensation.

The Compensation Committee targets each component of the Named Executives’ compensation at competitive levels, measured by a comparison with identified peer companies. The companies identified by the Compensation Committee as a peer group for purposes of executive compensation comparison were determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. The peer group identified by the Compensation Committee may include, but is not limited to, those reflected in the Stock Performance Graph. The Compensation Committee reviews analyses gathered from a number of industry surveys which include the peer companies, with the data adjusted through regression analysis to reflect Presstek’s size (based on annual revenue) relative to those companies included in the analysis. This size-adjusted data is deemed by the Committee to provide an accurate representation of the competitive market.

While the Compensation Committee recognizes the need to maintain competitive levels of target compensation for Presstek’s Named Executives — in order to retain and attract qualified talent — it also desires to maintain a compensation program which rewards high performance. To the extent Presstek’s performance is greater than the performance of Presstek’s industry peers, total compensation is designed to exceed the competitive median. If Presstek’s performance falls short of the performance of industry peers, total compensation would be expected to also fall below the competitive median.

Components. Presstek’s executive compensation program is comprised of three major components, with each playing a specific role in support of Presstek’s executive compensation philosophy:

•	base salary;

•	annual incentive compensation; and

•	stock-based, long-term incentive compensation.

In determining compensation, the Compensation Committee considers all elements of an executive’s compensation package, including salary, bonus, long-term incentive compensation (stock options, restricted stock, etc.), SERPs (supplemental executive retirement plans) (if any), deferred compensation (if any), perquisites and severance payouts. Presstek’s compensation program is designed to enhance shareholder value by linking a large portion of executive officers’ compensation directly to corporate and/or business unit performance.

Base Salary. The Compensation Committee receives information on the competitiveness of Presstek’s executives’ base salary through the data analysis described above. The Compensation Committee granted base salary increases to certain executives, including the Chief Executive Officer, as warranted by individual performance, level of responsibility, scope and complexity of the position and salary levels for comparable positions at companies in the compensation peer group. The Compensation Committee believes that base salaries for Presstek’s executives are positioned at competitive levels.

Annual Incentive Compensation. The Compensation Committee approved annual target bonus awards for each individual executive and all participating non-commissionable employees in consultation with management, as a percent of base salary, under Presstek’s 2005 bonus plan. Additionally, the Board approved the financial performance targets for Presstek as a whole. Bonuses are paid out upon achievement of certain levels of performance against revenue attainment targets, operating income attainment targets and free cash flow targets, as well as upon achievement of certain strategic goals. An executive’s bonus, together with those payable to other participating non-commissionable employees as a group, could increase or decrease proportionately for performance levels over or under targeted levels.

For the 2005 bonus plan year, based on Presstek’s results in achieving financial and strategic goals, the Company made discretionary cash bonus payments to executives and non-commissionable employees.

Stock-Based Compensation and Stock Ownership Guidelines. The Compensation Committee and management believe that broad and significant employee ownership of Presstek’s stock effectively motivates the building of shareholder wealth and aligns the interests of employees with those of the shareholders. Stock-based awards, including stock option grants and restricted stock awards, can be made under Presstek’s 2003 Stock Incentive Plan.

Stock option and restricted stock awards granted to Presstek executives are based on the market competitive value of long-term incentives held by other executives having similar levels of responsibility within the defined peer group of companies, executive performance and contribution, and expected corporate performance.

Stock option grants allow executive officers to acquire shares of Presstek Common Stock at the fair market value on the date of grant and typically vest over a four-year period. The option will generally provide a return to the executive only if he or she remains a Presstek employee until the options have vested, and then only if the market value of the stock appreciates over the term of the option. The table entitled “Option Grants in Last Fiscal Year”  (on page 15) summarizes the stock options granted during 2005 to the individuals named in the Summary Compensation Table. Restricted stock grants typically vest over a four-year period. The restricted stock will generally provide a return to the executive only if he remains a Presstek employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. The Summary Compensation Table summarizes the restricted stock granted during 2005 to the Named Executives in the Summary Compensation Table.

In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Currently, the Compensation Committee has structured its compensation policies without regard to the deduction limitations imposed by Section 162(m) of the Code.

Submitted by the:
Compensation and Stock Plan Committee (for fiscal 2005)

Dr. Lawrence Howard, Chair
Daniel S. Ebenstein
Steven N. Rappaport

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Messrs. Marino, Moosa, McCarthy, Bouchard, and Baum.

The Company entered into an employment agreement with Mr. Marino dated February 2, 2005 (the “Marino Agreement”) to replace Mr. Marino’s previous employment agreement dated November 19, 2003. Under the terms of the Marino Agreement, in addition to other benefits, Mr. Marino’s annual salary was set at $450,000. Mr. Marino’s annual salary is to be reviewed no less frequently than annually by the Board. Under the Marino Agreement, Mr. Marino may also receive an annual cash bonus of up to 30% of his then-current base salary, based on his contribution to the accomplishment of key annual corporate objectives. The Marino Agreement is for an initial term of three years, which ends on the day preceding the third anniversary of the effective date of February 2, 2005. Beginning on the third anniversary of the effective date and on each annual anniversary thereafter, the Marino Agreement automatically renews for an additional one-year term, unless either party gives notice at least 180 days prior to such anniversary date that they do not concur with the automatic renewal or unless earlier terminated.

In addition, on the effective date of the Marino Agreement, Mr. Marino was granted options to purchase fifty thousand (50,000) shares of Common Stock of the Company at a price per share equal to $8.39, which was the fair market value of the shares on the date of grant. Such options were immediately exercisable on February 2, 2005. Mr. Marino was also granted options to purchase fifty thousand (50,000) shares of Common Stock of the Company at a price per share equal to $8.39, which vested on June 30, 2005. Each of these grants is subject to the terms and conditions of the 2003 Plan.

Subject to applicable eligibility requirements, Mr. Marino is entitled to participate in any plan or arrangement relating to employee benefits that may be adopted or offered by the Company from time to time. In addition, Mr. Marino is entitled to the use of a Company automobile or a car allowance.

Should the Board choose to terminate Mr. Marino’s employment other than for “cause” (as defined in the Marino Agreement), then Mr. Marino is to receive severance payments equal to his then current salary for the remainder of the “term” (as defined in the Marino Agreement). Such severance payments, however, shall not be less than Mr. Marino’s then annual base salary for a period of one and a half years and shall not exceed Mr. Marino’s then annual base salary for a period of two years. If the Board does not concur within the automatic renewal of the term, then Mr. Marino is to receive an amount equal to one (1) full year of his then-effective annual salary. In both instances, Mr. Marino is also entitled to receive all then-existing retirement or employee benefits for the remainder of the term. If Mr. Marino’s employment is terminated other than for cause or voluntarily by him for “good reason” (as defined in the Marino Agreement and is in connection with or occurs within one and a half years following a “change of control” (as defined in the Marino Agreement), then Mr. Marino is to receive a one-time severance payment equal to three (3) times the average of his annual compensation payable by the Company to him over the five (5) most recent taxable years of his employment with the Company, less one dollar. The Marino Agreement, however, specifically prohibits Mr. Marino from receiving any payment that would be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code (the "Code") or as determined by a nationally recognized accounting firm selected by the Board. Should the Board terminate Mr. Marino’s employment for cause, Mr. Marino is not entitled to any further compensation.

The Company entered into an Employment Agreement with Mr. Moosa dated February 2, 2005 (the “Moosa Agreement”) to replace Mr. Moosa’s previous Employment Agreement dated December 31, 2003. Under the terms of the Moosa Agreement, in addition to other benefits, Mr. Moosa’s annual salary was set at $250,000. Mr. Moosa’s annual salary is to be reviewed no less frequently than annually by the Board. Under the Moosa Agreement, Mr. Moosa may also receive an annual cash bonus of up to 40% of his then-current base salary, based on his contribution to the accomplishment of key annual corporate objectives. The Moosa Agreement is for an initial term of three years, which ends on the day preceding the third anniversary of the effective date of February 2, 2005. Beginning on the third anniversary of the effective date and on each annual anniversary thereafter, the Moosa Agreement automatically renews for an additional one-year term, unless either party gives notice at least 180 days prior to such anniversary date that they do not concur with the automatic renewal or unless earlier terminated.

Pursuant to the Moosa Agreement, on February 2, 2005, Mr. Moosa was granted options to purchase twenty-five thousand (25,000) shares of Common Stock of the Company at a price per share equal to $8.39, which was the fair market value of the shares on the date of grant. Such options were immediately exercisable on February 2, 2005. In addition, on February 2, 2005, Mr. Moosa was also granted options to purchase twenty-five thousand (25,000) shares of Common Stock of the Company at a price per share equal to $8.39, the fair market value of the shares on the date of the grant, which vested on June 30, 2005 (subject to the earlier vesting of the options, in their entirety, upon the execution by the Company of a definitive agreement relating to a change in control). Each of these grants is subject to the terms and conditions of the 2003 Plan. In addition, Mr. Moosa is entitled to the use of a Company automobile or a car allowance.

If Mr. Moosa’s employment is terminated by the Company other than for “cause” (as defined in the Moosa Agreement) or if the Board does not concur within the automatic renewal of the “term” (as defined in the Moosa Agreement), then Mr. Moosa is to receive an amount equal to one (1) full year of his then-effective annual salary. In both instances, Mr. Moosa is also entitled to receive all then-existing retirement or employee benefits for the remainder of the term. If Mr. Moosa’s employment is terminated involuntarily without cause or voluntarily by him for “good reason” (as defined in the Moosa Agreement) in connection with or within one and a half years following a “change of control” (as defined in the Moosa Agreement), then Mr. Moosa is to receive a one-time severance payment equal to three (3) times the average of his annual compensation payable by the Company to him over the five (5) most recent taxable years of his employment with the Company, less one dollar. The Moosa Agreement, however, specifically prohibits Mr. Moosa from receiving any payment that would be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or as determined by a nationally recognized accounting firm selected by the Board. Should the Board terminate Mr. Moosa’s employment for cause, Mr. Moosa is not entitled to any further compensation or other benefits.

The Company entered into an Employment Agreement with Mr. McCarthy dated February 11, 2005 (the “McCarthy Agreement”). Under the terms of the McCarthy Agreement, in addition to other benefits, Mr. McCarthy’s annual salary was set at $225,000. Mr. McCarthy’s annual salary is to be reviewed no less frequently than annually by the Board. Under the McCarthy Agreement, Mr. McCarthy may also receive an annual cash bonus of up to 40% of his then-current base salary, based on his contribution to the accomplishment of key annual corporate objectives. The McCarthy Agreement is for an initial term of three years, which ends on the day preceding the third anniversary of the effective date. Beginning on the third anniversary of the effective date of February 11, 2005 and on each annual anniversary thereafter, the McCarthy Agreement automatically renews for an additional one-year term, unless either party gives notice at least 180 days prior to such anniversary date that they do not concur with the automatic renewal or unless earlier terminated.

Pursuant to the McCarthy Agreement, on February 11, 2005, Mr. McCarthy was granted options to purchase fifty thousand (50,000) shares of Common Stock of the Company at a price per share equal to $8.02, which was the fair market value of the shares on February 11, 2005. Such options vested on June 30, 2005. In addition, on February 11, 2005, Mr. McCarthy was also granted options to purchase fifty thousand (50,000) shares of Common Stock of the Company at a price per share equal to $8.02; at the time of this grant, 33% of such options were originally scheduled to vest on each of June 30, 2006, June 30, 2007 and June 30, 2008. On December 13, 2005, the Board of Directors voted to vest all unvested options that had been issued to all Directors, Officers, and Employees of the Company as of December 31, 2005. Each of Mr. McCarthy’s grants is subject to the terms and conditions of the 2003 Plan. In addition, Mr. McCarthy is entitled to the use of a Company automobile or a car allowance.

Should the Board terminate Mr. McCarthy’s employment other than for “cause” (as defined in the McCarthy Agreement), then Mr. McCarthy is to receive severance payments equal to his then current salary for the remainder of the “term” (as defined in the McCarthy Agreement). Such severance payments, however, shall not be less than Mr. McCarthy’s then annual base salary for a period of one and a half years and shall not exceed Mr. McCarthy’s then annual base salary for a period of two years. If the Board does not concur within the automatic renewal of the term, then Mr. McCarthy is to receive an amount equal to one (1) full year of his then-effective annual salary. In both instances, Mr. McCarthy is also entitled to receive all then-existing retirement or employee benefits for the remainder of the term. If Mr. McCarthy’s employment is terminated other than for cause and is in connection with or within one and a half years following a “change of control” (as defined in the McCarthy Agreement), then Mr. McCarthy is to receive a one-time severance payment equal to three (3) times the average of his annual compensation payable by the Company to him over the five (5) most recent taxable years of his employment with the Company, less one dollar. The McCarthy Agreement, however, specifically prohibits Mr. McCarthy from receiving any payment that would be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or as determined by a nationally recognized accounting firm selected by the Board. Should the Board terminate Mr. McCarthy’s employment for cause, Mr. McCarthy is not entitled to any further compensation.

The Company entered into an Employment Agreement with Mr. Bouchard dated July 1, 2005 (“the Bouchard Agreement”). Under the terms of the Bouchard Agreement, in addition to other benefits, Mr. Bouchard’s annual salary was set at $185,000. Under the Bouchard Agreement, Mr. Bouchard may also receive an annual cash bonus of up to 40% of his then-current base salary, based on his contribution to the accomplishment of key annual corporate objectives. The Bouchard Agreement is for an initial term of three years, which ends on the day preceding the third anniversary of the effective date. Beginning on the third anniversary of the effective date of July 1, 2005 and on each annual anniversary thereafter, the Bouchard Agreement automatically renews for an additional one-year term, unless either party gives notice at least 90 days prior to such anniversary date that they do not concur with the automatic renewal or unless earlier terminated. In addition, Mr. Bouchard is entitled to the use of a Company automobile or a car allowance.

If Mr. Bouchard’s employment is terminated by the Company other than for “cause” (as defined in the Bouchard Agreement), or by Mr. Bouchard for “good reason” (as defined in the Bouchard Agreement), then Mr. Bouchard is to receive a severance payment equal to 12 months of his then-current base salary paid on a bi-weekly/weekly basis, provided that Mr. Bouchard first executes a comprehensive release of claims in a form acceptable to the Company. If Mr. Bouchard’s employment terminates upon expiration of the Bouchard Agreement or at Mr. Bouchard’s option, Mr. Bouchard shall receive his then-current base salary through the expiration of the term. Should the Company terminate Mr. Bouchard’s employment for cause, Mr. Bouchard is not entitled to any further compensation.

The Company’s subsidiary, Presstek Europe, entered into an Employment Agreement with Mr. Baum on August 5, 2002. Under the terms of the employment arrangement, in addition to other benefits, Mr. Baum’s salary was set at $131,124 (Mr. Baum is paid in British pounds sterling; this dollar amount is a conversion of ₤76,200 converted to U.S. dollars as of December 31, 2005). Mr. Baum may also receive an annual cash performance bonus of up to 40% of his then-current annual salary, to be paid based on his contribution to the accomplishment of key annual corporate objectives. In addition, Mr. Baum is entitled to the use of a Company automobile or a car allowance. If Mr. Baum’s employment is terminated by the Company other than for cause, then Mr. Baum is entitled to a severance payment based on 18 months of his then-current base salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Ebenstein, who has been a director of the Company since November 1999, is a partner of the law firm of Amster, Rothstein & Ebenstein LLP (“Amster”) and shares in the profits of that firm. During the fiscal year ended December 31, 2005, the Company paid legal fees and expenses to Amster for services related to representing the Company on various intellectual property matters.

OPTIONS AND STOCK PLANS

The following table provides information with respect to individual stock options granted during the fiscal year ended December 31, 2005 to the Named Executives:

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price (price per share)		Expiration Date	Grant Date Present Value ($)

Edward J. Marino	50,000 50,000 50,000	4.5% 4.5% 4.5%	$ $ $	8.39 8.39 9.04	02/02/2015 02/03/2015 12/31/2015	$ $ $	212,710 (1) 213,485 (1) 213,860 (2)

Moosa E. Moosa	50,000 30,000	4.5% 2.7%	$ $	8.39 9.04	02/02/2015 12/30/2015	$ $	212,710 (1) 128,316 (2)

G. Michael McCarthy	100,000 10,000	9.1% 0.9%	$ $	8.02 9.04	02/11/2015 12/30/2015	$ $	419,990 (1) 42,772 (2)

Peter A. Bouchard	50,000 15,000	4.5% 1.4%	$ $	9.91 9.04	11/30/2015 12/30/2015	$ $	212,080 (2) 64,158 (2)

Quentin C. Baum	25,000	2.3%		$9.04	12/30/2015		$106,930 (2)

(1)
This estimated hypothetical value is based on a Black-Scholes option pricing model. The Company used the following assumptions in estimating this value: expected option life, 4.15 years; risk-free rate of return, 3.66%, expected volatility, 62.21; and expected dividends yield, 0.0%.

(2)
This estimated hypothetical value is based on a Black-Scholes option pricing model. The Company used the following assumptions in estimating this value: expected option life, 4.27 years; risk-free rate of return, 4.55%, expected volatility, 55.06; and expected dividends yield, 0.0%

The following table sets forth information concerning the value of unexercised stock options held by the Named Executives as of December 31, 2005 and the options exercised by the Named Executives during the fiscal year ended December 31, 2005. On December 13, 2005, the Board of Directors voted to vest all unvested options that had been issued to all Directors, Officers, and Employees of the Company as of December 31, 2005. This action was taken to mitigate compensation that would have been required upon the effectiveness of the Financial Accounting Standards Board’s SFAS 123R beginning January 1, 2006. As a result of these actions, the Company eliminated approximately $1.3 million in pre-tax compensation expense in fiscal 2006 and $0.7 million thereafter related to these options. Stock compensation expense in future periods will relate to options or warrants to purchase Common Stock issued subsequent to December 31, 2005.

Aggregated Option Exercises for Fiscal Year-Ended December 31, 2005
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(2)
Name	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Marino	—	$—	662,500	—	$1,993,650	$—
Moosa E. Moosa	—	$—	255,000	—	$471,550	$—
G. Michael McCarthy	—	$—	110,000	—	$102,000	$—
Peter A. Bouchard	—	$—	87,700	—	$97,698	$—
Quentin C. Baum	—	$—	25,000	—	$—	$—

(1)
Value realized represents the positive spread between the exercise price of such options and the market value of the Company’s Common Stock on date of exercise, multiplied by the number of shares underlying the options exercised.

(2)
Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the fair market value of the Common Stock on December 30, 2005, the last trading day prior to the fiscal year end of December 31, 2005 ($9.04 per share as quoted on the Nasdaq National Market) multiplied by the number of shares underlying the options.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2005, with respect to shares of the Company’s Common Stock authorized for issuance under the Company’s existing equity compensation plans, including the Company’s 1988 Stock Option Plan (the “1988 Plan”), 1991 Stock Option Plan (the “1991 Plan”), 1994 Stock Option Plan (the “1994 Plan”), 1997 Interim Stock Option Plan (the “1997 Plan”), 1998 Stock Option Plan (the “1998 Plan”), 2003 Stock Option and Incentive Plan of Presstek, Inc. (the “2003 Plan”), Non-Employee Director Stock Option Plan (the “Director Plan”) and 2002 Employee Stock Purchase Plan (the “ESPP”). Except for the 1997 Plan, each of the foregoing equity compensation plans has been approved by the stockholders of the Company.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	3,014,650 (3)	$8.82 (3)	3,209,629 (4)
Equity compensation plans not approved by security holders (2)	86,825	$10.24	— (5)
Total	3,101,475	$8.86	3,209,629

(1)	Consists of the 1988 Plan, 1991 Plan, 1994 Plan, 1998 Plan, 2003 Plan, Director Plan and ESPP.

(2)
Consists of the 1997 Plan which expired on September 22, 2002. A copy of the 1997 Plan was filed as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended September 27, 1997 filed with the Securities and Exchange Commission on November 7, 1997. A summary of the 1997 Plan is provided below.

(3)	Excludes purchase rights accruing under the ESPP.

(4)
Includes shares available for future issuance under the 1998 Plan and 2003 Plan. Does not include any shares under the 1988 Plan, the 1991 Plan, and the 1994 Plan as these plans expired on August 21, 1998, August 18, 2001, and April 8, 2004, respectively. Also includes shares available for future issuance under the ESPP. As of December 31, 2005, an aggregate of 862,279 shares of Common Stock were available for issuance pursuant to the ESPP. Under the ESPP, each eligible employee may purchase up to 750 shares of Common Stock each quarterly purchase period at a purchase price per share equal to 85% of the lower of the fair market value (as defined in the ESPP) of Common Stock on the first or last trading day of a purchase period. The first purchase date under the ESPP was December 21, 2002.

(5)	The Company’s ability to make additional option grants under the 1997 Plan terminated on September 22, 2002.

Description of 1997 Interim Stock Option Plan

The 1997 Plan was adopted for the purpose of granting non-statutory options to any person that the Board believed had contributed, or who would contribute, to the success of the Company or its subsidiaries, including directors, officers, employees, independent agents, consultants and attorneys. A total of 250,000 shares of Common Stock were reserved for issuance under the 1997 Plan. The Company’s ability to make additional option grants under the 1997 Plan terminated on September 22, 2002; however, the Plan continues to govern all options granted and outstanding under the 1997 Plan. The options granted and outstanding under the 1997 Plan are currently administered by the Compensation Committee.

Pursuant to the terms of the plan, the price per share relating to each option granted under the 1997 Plan was to be established at the time of grant by the Board (or a committee thereof appointed to administer the plan); provided that the exercise price was not to be less than 100% of the fair market value per share of Common Stock on the date of grant. The 1997 Plan allows that payment upon the exercise of options may be made by one or any combination of the following: (i) by cash, which may be paid by check or other instrument acceptable to the Company; (ii) by payment in share of Common Stock which are already owned by the optionee, valued at the fair market value thereof on the date of exercise; or (iii) by delivery to the Company by the optionee of an executed exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares sold or margined and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price.

The maximum number of shares with respect to which options could be granted to any officer or director under the 1997 Plan was not to exceed the lesser of: (i) 1% of the number of outstanding shares of Common Stock on the date of grant; (ii) 1% of the total voting power of the Company’s outstanding voting securities on the date of grant; or (iii) 25,000 shares. The 1997 Plan provides for adjustment of any outstanding options to prevent dilution or enlargement of rights, including adjustments in the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.

The vesting of options granted under the 1997 Plan was to be determined by the Board. The 1997 Plan also grants the Board discretion to make options immediately exercisable upon: (i) the first purchase of shares of Common Stock pursuant to a tender offer (other than an offer by the Company) for the Common Stock of the Company; (ii) the approval of the Company’s stockholders of an agreement for a merger or consolidation, or a sale, exchange or other disposition of all or substantially all of the Company’s assets; (iii) with respect to an employee, his or her 65th birthday; or (iv) with respect to an employee, his or her involuntary termination from employment with the Company. Except as otherwise provided by the Board, options granted under the 1997 Plan may only be transferred by will or by the laws of descent and distribution. The 1997 Plan also provides that any option granted thereunder may include a provision to the effect that the optionee may, at any time at which the fair market value of the option is in excess of the exercise price, request that the Company purchase from the optionee all or any portion of the shares as shall be then exercisable under the option at a price equal to the difference between the exercise price of such shares and the fair market value thereof on the date of repurchase; provided, however, that the Company shall have no obligation to make any purchase pursuant to such a request.

If an employee ceases to be employed by the Company (other than for cause or by death or disability), no further installments of the options granted to such employee under the 1997 Plan shall become exercisable, and such options shall, to the extent exercisable on the date of termination, remain exercisable for a period of 30 days following the date of termination. If an employee is terminated for cause or voluntarily leaves the employee of the Company without the Company’s consent, options granted to such employee under the 1997 Plan shall automatically terminate and will no longer be exercisable. Upon termination of employment by reason of death, options granted to such employee under the 1997 Plan may be exercised, to the extent exercisable on the date of death, by a legatee or legatees of the employee under the employee’s last will, or by the employee’s personal representative or distributees, at any time within one year after the date of the employee’s death. In the event employment is terminated by reason of disability, options granted to such employee under the 1997 Plan shall, to the extent exercisable on the date of termination, remain exercisable for a period of 30 days following the date of termination. Notwithstanding any of the foregoing, no option granted under the 1997 Plan shall remain exercisable beyond the specified termination date of such option.

STOCK PERFORMANCE GRAPH

The Stock Performance Graph set forth below compares the cumulative total return on the Company’s Common Stock from December 29, 2000 through December 30, 2005, with the cumulative total return for the Nasdaq Stock Market Index and the SIC Code Printing Trades Machinery and Equipment Index which index consists of the returns of Baldwin Technology (AMEX: BLD) and Delphax Technologies, Inc. (Nasdaq: DLPX). The comparison assumes that $100 was invested on January 1, 2000 in the Company’s Common Stock, the Nasdaq Stock Market Index and the stock of the SIC Code Printing Trades Machinery and Equipment Index and assumes the reinvestment of all dividends, if any.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PRESSTEK, INC.,
NASDAQ STOCK MARKET INDEX AND SIC CODE PRINTING TRADES MACHINERY
AND EQUIPMENT INDEX

	Dec. 29, 2000	Dec. 28, 2001	Dec. 27, 2002	Jan. 2, 2004	Dec. 31, 2004	Dec. 30, 2005

Presstek, Inc.	$100.0	$90.5	$48.1	$69.4	$92.2	$86.1
Nasdaq Market Index	$100.0	$80.9	$55.4	$82.2	$89.2	$91.1
SIC Code Index	$100.0	$140.7	$63.8	$128.5	$164.3	$177.4

VOTING SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date (unless otherwise indicated) by:  (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each of the Named Executives; (iii) our directors and nominees for director; and (iv) all current executive officers and directors as a group. Except as otherwise set forth below, the business address of each individual is that of the Company.

Name and Address of Beneficial Owner	Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(1)

Peter Kellogg	6,038,331	(3)	16.99%
c/o Spear Leeds & Kellogg
120 Broadway
New York, NY 10271
Dr. Lawrence Howard	1,388,828	(4)	3.91%
Edward J. Marino	687,073	(5)	1.93%
John W. Dreyer	167,500	(6)	*
Daniel S. Ebenstein	58,000	(7)	*
Michael D. Moffitt	62,240	(8)	*
Brian F. Mullaney	25,000	(9)	*
Steven N. Rappaport	77,500	(10)	*
Donald C. Waite, III	75,000	(11)	*
Moosa E. Moosa	291,349	(12)	*
G. Michael McCarthy	100,000	(13)	*
Peter A. Bouchard	98,900	(14)	*
Quentin C. Baum	25,000	(15)	*
All current executive officers and directors as a group (12 persons)	3,056,390	(16)	8.57%

*	Less than 1%.

(1)
Applicable percentage of ownership as of the Record Date is based upon 35,541,965 shares of Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”), and includes voting and investment power with respect to shares. Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date is referred to as “exercisable stock options.” Exercisable stock options are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2)
Except as otherwise set forth herein, the Company believes that all persons referred to in the table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by them.

(3)
As of December 31, 2005 and based on a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006. Mr.Kellogg has sole power to vote or direct the vote of, dispose of or direct the disposal of 5,749,331 of such shares of which Mr.Kellogg disclaims beneficial ownership and has shared power to vote or direct the vote of, and to dispose of or direct the disposal of 51,200 of such shares.

(4)
As of March 17, 2006 and based on a Form 4 filed with the Securities and Exchange Commission on March 17, 2006 and a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. Dr. Howard is the beneficial owner of 944,005 shares of Common Stock, of which 50,000 represent shares subject to stock options exercisable within 60 days of December 31, 2005. Dr. Howard may be deemed to exert sole voting and investment power over such securities. Dr. Howard is also the owner of 23% of the Member Interests of a limited liability company that is the record owner of 110,503 shares of Common Stock. Dr. Howard's daughter owns the other 77% of the Member Interests of the limited liability company. Dr. Howard and Dr. Howard's wife are the Managing Members of the limited liability company. Dr. Howard may be deemed to exert shared voting and investment power over all of the securities held by such limited liability company. Dr. Howard is also the owner of 20% of the Member Interests of another limited liability company that is the record owner of 182,195 shares of Common Stock. Dr. Howard's daughter and son own the other 80% of the Member Interests of the limited liability company. Dr. Howard and Dr. Howard's wife are the Managing Members of the limited liability company. Dr. Howard may be deemed to exert shared voting and investment power over all of the securities held by such limited liability company.

Dr. Howard's wife is the record owner of 35,000 shares of Common Stock. Dr. Howard's wife is also the record owner, as custodian for Dr. Howard's minor children, of 9,500 shares of Common Stock. Dr. Howard’s daughter is the record owner of 7,625 shares. Dr. Howard may be deemed to exert shared voting and investment power over such securities.

(5)	Includes options to purchase 660,000 shares of Common Stock issuable pursuant to exercisable stock options.

(6)	Includes options to purchase 132,592 shares of Common Stock issuable pursuant to exercisable stock options.

(7)
Includes options to purchase 52,2500 shares of Common Stock issuable pursuant to exercisable stock options. Also includes 3,000 shares held of record by Mr.Ebenstein’s child with respect to which Mr.Ebenstein disclaims any beneficial interest.

(8)	Includes options to purchase 47,400 shares of Common Stock issuable pursuant to exercisable stock options.

(9)	Includes options to purchase 25,000 shares of Common Stock issuable pursuant to exercisable stock options.

(10)	Includes options to purchase 47,500 shares of Common Stock issuable pursuant to exercisable stock options.

(11)	Includes options to purchase 50,000 shares Common Stock issuable to pursuant to exercisable stock options.

(12)	Includes options to purchase 255,000 shares of Common Stock issuable pursuant to exercisable stock options.

(13)	Includes options to purchase 100,000 shares of Common Stock issuable pursuant to exercisable stock options.

(14)	Includes options to purchase 77,700 shares of Common Stock issuable pursuant to exercisable stock options.

(15)	Includes options to purchase 25,000 shares of Common Stock issuable pursuant to exercisable stock options.

(16)	Includes options to purchase 1,543,192 shares Common Stock issuable to pursuant to exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities Exchange Commission. Such Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16 forms they file. Based solely on its review of the copies of such filings received by it and based upon written representations from the Reporting Persons, the Company believes that during the fiscal year ended December 31, 2005, all Reporting Persons timely filed all Section 16(a) reports required to be filed by them, except that one Form 4 covering two option issuance transactions on July 1, 2005 was filed late on behalf of each of Messrs. Dreyer, Ebenstein, Moffitt, Rappaport, Waite, and Dr. Howard.

AUDIT COMMITTEE REPORT

The Audit Committee was comprised of Mr. Rappaport as Chair, Dr. Howard and Mr. Waite. None of the members of the Audit Committee is an officer or employee of the Company, and each is an “independent director” of the Company (as defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. as currently in effect). The Audit Committee operates under a written charter adopted by the Board and reviewed by the Board for adequacy each year, a copy of which is attached to the Company’s annual proxy statement filed for fiscal 2004 as Appendix A. Specifically, the Audit Committee, among other things: (i) reviews and discusses with management and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of the Company; (ii) selects and evaluates the performance of the Company’s independent registered public accounting firm; (iii) reviews and discusses with management and the independent registered public accounting firm the results of the year-end audit of the Company; and (iv) reviews and discusses with management and the independent registered public accounting firm the accounting policies of the Company and the Company’s compliance with generally accepted accounting principles in the United States of America and certain legal and regulatory requirements.

The Audit Committee has reviewed the audited balance sheets of the Company as of December 31, 2005, January 1, 2005 and January 3, 2004, and the related statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2005, January 1, 2005, and January 3, 2004, and the related notes thereto, and has discussed them with both management and BDO Seidman, LLP, the Company’s independent registered public accounting firm. The Audit Committee has also discussed with BDO Seidman, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 — Communication with Audit Committees), as currently in effect. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with BDO Seidman, LLP that firm’s independence.

Based on its review of the audited financial statements and the aforementioned discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company’s independent registered public accounting firm and management. In giving our recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the:

Audit Committee (for fiscal 2005)
Steven N. Rappaport, Chair
Dr. Lawrence Howard
Donald C. Waite, III

PROPOSAL 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has audited and reported upon the financial statements of the Company for the fiscal year ended December 31, 2005. BDO Seidman, LLP has served as the Company’s independent registered public accounting firm since 1996. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions. The ratification of this selection is not required under the laws of the State of Delaware, the Company’s state of incorporation, or the Company’s Bylaws, but the results of this non-binding vote will be considered by the Board in selecting an independent registered public accounting firm.

Set forth below are the fees paid by the Company to BDO Seidman, LLP for the fiscal periods indicated.

Audit Fees. The aggregate fees billed for professional services rendered by BDO Seidman, LLP for the fiscal years ended December 31, 2005 and January 1, 2005 for (a) the audit of Presstek’s annual financial statements and internal controls over financial reporting for each such fiscal year, and (b) the review of the financial statements included in Presstek’s Forms 10-Q for each such fiscal year, amounted to $896,807 and $977,274, respectively.

Audit-Related Fees. There were no fees billed to the Company for audit-related services rendered by BDO Seidman, LLP for the fiscal years ended December 31, 2005 and January 1, 2005.

Tax Fees. There were no fees billed to the Company for tax-related services rendered by BDO Seidman, LLP for the fiscal years ended December 31, 2005 and January 1, 2005.

All Other Fees. There were no other fees billed to the Company by BDO Seidman, LLP, other than those discussed above, for the fiscal years ended December 31, 2005 and January 1, 2005.

The Audit Committee of the Board of Directors has determined that BDO Seidman, LLP has maintained its independence, since no fees were billed for the provision of any services related to All Other Fees.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THIS SELECTION.

DEADLINE FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who wish to present proposals appropriate for consideration at the Company’s Annual Meeting of Stockholders to be held in the year 2007 must (i) submit the proposal in proper form to the Company no later than January 2, 2007 and (ii) must satisfy the conditions established by the Securities and Exchange Commission and the Company’s Certificate of Incorporation and Bylaws for stockholder proposals in order for the proposition to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

After the January 2, 2007 deadline, a stockholder may present a proposal at the Company’s 2007 Annual Meeting if it is submitted to the Company’s Secretary at the address set forth below between March 22, 2007 and April 21, 2007 (assuming that the 2007 Annual Meeting is held on June 6, 2007). If timely submitted, the stockholder may present the proposal at the 2007 Annual Meeting but the Company is not obligated to present the matter in its proxy statement.

In addition, the Company’s Certificate of Incorporation and Bylaws require a stockholder who wishes to propose director nominations at an annual meeting to give advance written notice to the Company’s Secretary at the address below between March 22, 2007 and April 21, 2007 (assuming that the 2007 Annual Meeting is held on June 6, 2007).

Any such stockholder proposal or director nomination should be submitted to Presstek, Inc., 55 Executive Drive, Hudson, New Hampshire, 03051, Attention: Secretary.

OTHER MATTERS

The Board does not intend to bring any matters before the Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be properly brought before the meeting by others. If any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board.

The Company’s Annual Report to Stockholders, containing audited consolidated financial statements for the fiscal year ended December 31, 2005, is being mailed contemporaneously with this proxy statement and form of proxy to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K will be provided, without charge, upon written request to Presstek, Inc., 55 Executive Drive, Hudson, New Hampshire, 03051, Attention: Jane Miller.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement or portions thereof has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Report on Executive Compensation,” “Audit Committee Report” and “Stock Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

EXPENSES AND SOLICITATION

All costs of soliciting proxies will be borne by the Company. The Company may request its officers and regular employees to solicit stockholders in person, by mail, e-mail, telephone, telegraph and through the use of other forms of electronic communication. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by the Company’s officers and regular employees may also be made of some stockholders in person or by mail, e-mail, telephone, telegraph or through the use of other forms of electronic communication following the original solicitation. The Company may retain a proxy solicitation firm to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses if such proxy solicitation firm is retained.

(Front of Proxy Card)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PRESSTEK, INC.

The undersigned appoints Moosa E. Moosa and James F. Scafide, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Presstek, Inc. held of record by the undersigned at the close of business on April 17, 2006 at the 2006 Annual Meeting of Shareholders of Presstek, Inc. to be held on June 7, 2006 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

(Reverse of Proxy Card)

VOTE BY TELEPHONE OR INTERNET QUICK *** EASY *** IMMEDIATE

PRESSTEK, INC.

Voting by telephone or Internet is quick, easy and immediate. As a Presstek, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 8:00 P.M., Eastern Time, on June 6, 2006.

To Vote Your Proxy by Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
1 (800) 293-8533
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE	Please mark your vote	☒
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PROXY	_____________

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS		WITHHOLD
(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)	FOR ☐	AUTHORITY ☐

Edward J. Marino	John W. Dreyer	Daniel S. Ebenstein
Dr. Lawrence Howard	Michael D. Moffitt	Brian Mullaney
Steven N. Rappaport	Donald C. Waite, III

2.	PROPOSAL TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

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Signature	Signature	Date